Exhibit 2.1
UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

In re:	Case No. 08-53104

GREEKTOWN HOLDINGS, L.L.C., et al.[1]	In Proceedings Under
Chapter 11
Debtors.	Jointly Administered

_____________________/	Hon. Walter Shapero
SECOND AMENDED JOINT PLANS OF REORGANIZATION
Prepared By:
DANIEL J. WEINER (P32010)
MICHAEL E. BAUM (P29446)
RYAN D. HEILMAN (P63952)
JOHN STOCKDALE, JR. (P71561)
SCHAFER AND WEINER, PLLC
Attorneys for Debtors
40950 Woodward Ave., Ste. 100
Bloomfield Hills, MI 48304
(248) 540-3340

J. ROBERT STOLL	JONATHAN S. GREEN
ANDREW D. SHAFFER	MILLER CANFIELD PADDOCK & STONE,
MAYER BROWN LLP	P.L.C.
1675 Broadway	150 W. Jefferson, Suite 2500
New York, New York 10019	Detroit, Michigan 48226
Telephone: (212) 506-2500	Telephone: (313) 963-6420
Facsimile: (212) 262-1910	Facsimile: (313) 496-7500

Co-Counsel for Merrill Lynch Capital Corporation, as Administrative Agent for the Pre-petition Lenders and the DIP Lenders	Co-Counsel for Merrill Lynch Capital Corporation, as Administrative Agent for the Pre-petition Lenders and the DIP Lenders

[1]	The Debtors’ bankruptcy cases are jointly administered with Greektown Holdings, L.L.C., Case No. 08-53104; Greektown Casino, L.L.C., Case No. 08-53106; Kewadin Greektown Casino, L.L.C., Case No. 08-53105; Monroe Partners, L.L.C., 08-53107; Greektown Holdings II, Inc., Case No. 08-53108; Contract Builders Corporation, Case No. 08-53110; Realty Equity Company Inc., Case No. 08-53112; and Trappers GC Partner, LLC, Case No. 08-53111.

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Table of Contents

ARTICLE I	1
DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME	1
1.1 Scope of Definitions	1
1.2 Definitions	1
1.3 Rules of Interpretation	18
1.4 Computation of Time	19
1.5 References to Monetary Figures	19
1.6 Exhibits	19
ARTICLE II
ADMINISTRATIVE EXPENSES AND PRIORITY OF CLAIMS	19
2.1 Administrative Claims	19
2.2 Priority Tax Claims	20
2.3 Other Priority Claims	20
2.4 Professional Claims	20
2.5 Substantial Contribution Compensation and Expenses Bar Date	21
2.6 Other Administrative Claims	21
ARTICLE III
SPECIFICATION OF TREATMENT OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED UNDER THE PLAN	22
3.1 Table Designating Classes of Claims and Interests	22
3.2 Classes 1, 7, 12, 16, 20, 24 (Secured Claims of DIP Lenders Against each Reorganizing Debtor, each Asset Debtor, and Holdings II)	24
3.3 Classes 2, 8, 13, 17, 21 & 25 (Secured Claims of Pre-petition Lenders against each Reorganizing Debtor, each Asset Debtors, and Holdings II)	24
3.4 Classes 3, 9, 14, 18, 22, 26, 28 &31 (Other Allowed Secured Claims Against Holdings, Casino, Holdings	24

3.5 Classes 4, 5, 15, 19, 23, 27, 29 &32 (Bond Claims against Holdings and General Unsecured Claims Against Holdings, Holdings II, Builders, Realty, Trappers, Monroe and Kewadin)	25
3.6 Class 10 (General Unsecured Claims Against Casino)	25
3.7 Class 11 (Trade Claims Against Casino)	26
3.8 Class 6, 30, &33 (Equity Interests – Holdings, Monroe and Kewadin)	26
ARTICLE IV
EXECUTION AND IMPLEMENTATION OF THE PLAN	26
4.1 Assumption of Liability	26
4.2 Continued Corporate or Company Existence of Reorganized Holdings, Reorganized Casino, Reorganized Builders and Reorganized Realty	26
4.3 Restructuring Transactions	27
4.4 Exit Financing	27
4.5 Cancellation of Existing Equity Interests in Holdings and the Non-reorganizing Debtors	28
4.6 Plan Proponents’ Option to Accept an Alternative Proposal	28
4.7 Dissolution of the Creditors’ Committee	29
4.8 Funding	29
4.9 Post-Confirmation Sales	30
ARTICLE V
PROCEDURES FOR RESOLVING DISPUTED CLAIMS	32
5.1 Claims Administration	32
5.2 Filing of Objections	33
5.3 Claim Dispute Resolution Procedures	33
5.4 Determination of Claims	34
5.5 Insider Settlements	34
5.6 Ordinary Course of Business Exception	35
5.7 Objections to Trade Claims	35
5.8 Adjustment to Claims Without Objection	35
5.9 Disallowance of Claims	35

ARTICLE VI
CONDITIONS PRECEDENT	36
6.1 Conditions to the Effective Date	36
6.2 Waiver of Conditions Precedent	37
6.3 Effect of Non-Occurrence of Conditions to the Effective Date	37
ARTCILE VII
EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS	38
7.1 Discharge of the Debtors	38
7.2 Subordinate Claims	38
7.3 Release by Debtors of Certain Parties	39
7.4 Releases by Holders of Claims and Interests	39
7.5 Exculpation	40
7.6 Injunction	40
7.7 Protections against Discriminatory Treatment	41
7.8 Setoffs	41
7.9 Recoupment	41
7.10 Release of Liens	42
7.11 Document Retention	42
7.12 Reimbursement or Contribution	42
7.13 Exclusions and Limitations on Exculpation and Releases	42
ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTION	43
8.1 Distributions on Claims Allowed as of the Effective Date	43
8.2 No Interest On Disputed Claims	43
8.3 Disbursing Agent	43
8.4 Surrender of Securities or Instruments	44
8.5 Delivery of Distributions in General	44
8.6 Compliance with Tax Requirements and Allocations	45
8.7 Distributions for Tax Purposes	45
8.8 Undeliverable Distributions	45
8.9 Procedures for Treating and Resolving Disputed and Contingent Claims	46

8.10 De Minimis Distributions	48
8.11 Fractional Payments	48
8.12 Failure to Present Checks	48
8.13 Manner of Payment Pursuant to this Plan	48
ARTICLE IX
MODIFICATION OF THIS PLAN	49
9.1 Modification of Plan	49
9.2 Effect of Confirmation on Modifications	49
9.3 Revocation or Withdrawal of the Plan	49
ARTICLE X
JURISDICTION OF THE BANKRUPTCY COURT	50
10.1 Jurisdiction	50
ARTICLE XI
TITLE TO PROPERTY	53
11.1 Revesting of Assets	53
ARTICLE XII
UNITED STATES TRUSTEE FEES & REGULATORY COMPLIANCE	53
12.1 Payment of U.S. Trustee Fees	53
12.2 MCGB Supervision	53
ARTICLE XIII
EXECUTORY CONTRACTS	54
13.1 Executory Contracts and Unexpired Leases	54
13.2 Modifications and Rights Related to Unexpired Leases and Executory Contracts	54
13.3 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	55
13.4 Claims Based on Rejection of Executory Contracts and Unexpired Leases	55
13.5 Rejection Damages Bar Date	55
13.6 Reservation of Rights	56
ARTICLE XIV
MISCELLANEOUS PROVISIONS	56

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14.1 Immediate Binding Effect	56
14.2 Additional Documents	56
14.3 Reservation of Rights	56
14.4 Successors and Assigns	56
14.5 Service of Documents	57
14.6 Entire Agreement	57
14.7 Governing Law	57
14.8 Nonseverability of Plan Provisions	57
14.9 Closing of Chapter 11 Cases	58
14.10 Waiver or Estoppel	58
14.11 Conflicts and Interpretation of Plan	58
14.12 Termination of Liens and Encumbrances	58
14.13 Limitations on Operations	58
14.14 Causes of Action; Standing	59
EXHIBITS

Exhibit A: New Greektown Holdco LLC Limited Liability Company Agreement Term Sheet
Exhibit B: New Greektown Holdco LLC Limited Liability Company Agreement
Exhibit C: Board Services Agreement
Exhibit D: Consulting Agreement
Exhibit E: Exit Financing Term Sheet (FILED UNDER SEAL)

ARTICLE I
DEFINITIONS, RULES OF
INTERPRETATION AND COMPUTATION OF TIME
1.1	Scope of Definitions.
For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings set forth in section 1.2 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules.
1.2	Definitions.
1.2.1	“Additional Plan Note” means a secured promissory note, junior to the Plan Note, in favor of the Pre-petition Lenders, including all related agreements, supplements, appendices and schedules thereto.

1.2.2	“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c) of the Bankruptcy Code, provided, however, that this term shall not include any portion of the DIP Facility Claim or the Pre-petition Credit Agreement Claim, whether or not all or part of the DIP Facility Claim or the Pre-petition Credit Agreement Claim are entitled to priority under sections 503(b), 507, 363, or 364 of the Bankruptcy Code, or otherwise.

1.2.3	“Administrative Claims Bar Date” means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

1.2.4	“Affiliate Debtors” means Builders, Holdings II, Kewadin, Monroe, Realty, and Trappers.

1.2.5	“Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

1.2.6	“Allowed”
1.2.6.1	means with respect to a Claim: (a) a Claim, proof of which is timely Filed by the applicable Bar Date (or that pursuant to the Bankruptcy Code or a Final Order is not or shall not be required to be Filed); (b) any Claim for which no Proof of Claim has been timely Filed and that is listed in the Schedules as of the Effective Date, and is not listed as disputed, contingent, or unliquidated; or (c) any Claim allowed pursuant to this Plan or a Final Order; provided, however, that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that no objection thereto has been interposed before the later of (y) the Claim Objection Deadline or (z) any other applicable deadline fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.

1.2.6.2	means with respect to an Interest: an Interest in any Debtor which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that proofs of Interest need not be Filed in the Bankruptcy Court with respect to any Interests; and provided further, however, that any of the Debtors or Reorganized Debtors, in their discretion, may bring an objection or motion with respect to a Disputed Interest before the Bankruptcy Court for resolution.
1.2.7	“Allowed Amount” means, with respect to an Allowed Claim, the amount of such Claim that is Allowed.

1.2.8	“Allowed Claim” means a Claim, or any portion thereof, that is Allowed. Except as otherwise specified in this Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.

1.2.9	“Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.

1.2.10	“Allowed Interest” means an Interest in any Debtor that is Allowed.

1.2.11	“Alternative Proposal” means any proposal received by the Plan Proponents from any party in interest for the purchase of substantially all of the assets of Casino or all the New Equity of either Casino or Holdings.

1.2.12	“Asset Debtor” means Builders, Realty and Trappers.

1.2.13	“Assumed Contracts” means the executory contracts and leases to be assumed by the Reorganizing Debtors pursuant to this Plan.

1.2.14	“Avoidance Claims” means Causes of Action or defenses arising under (i) any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code, or (ii) similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Causes of Action.

1.2.15	“Ballot” means each of the ballot forms that is distributed with the Disclosure Statement to Holders of Claims and Interests included in Classes that are Impaired under this Plan and entitled to vote under the terms of this Plan.

1.2.16	“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date.

1.2.17	“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division, or such other court as may have jurisdiction over the Chapter 11 Cases.

1.2.18	“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.2.19	“Bar Date” means the deadlines established by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Cases, as the context may require. Except as explicitly provided in the Bar Date Order, the Bar Date was November 30, 2008.

1.2.20	“Bar Date Order” means the order entered by the Bankruptcy Court on August 25, 2008, at Docket No. 320, which established the Bar Date, and any subsequent order supplementing such initial order or relating thereto.

1.2.21	“Bonds” means the senior notes issued by Holdings and Holdings II and maturing in 2013, pursuant to the Indenture.

1.2.22	“Bond Claims” means the Claims arising out of or related to the Bonds, evidenced by the Proofs of Claim identified by the Claims Agent as claim numbers 199, 200, 201 and 202.

1.2.23	“Builders” means Contract Builders Corporation, a Michigan corporation, which is a Debtor in possession under the Chapter 11 Case No. 08-53110 being jointly administered with the other Chapter 11 Cases.

1.2.24	“Builders Property” means all of the real property owned by Builders.

1.2.25	“Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in the City of Detroit.

1.2.26	“Cash” means legal tender of the United States of America and equivalents thereof.

1.2.27	“Casino” means Greektown Casino, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53106 being jointly administered with the other Chapter 11 Cases.

1.2.28	“Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, non-contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, and whether asserted or assertable directly or derivatively in law, equity, or otherwise, including Avoidance Claims, to the extent such Cause of Action is held by the Debtors or the Reorganized Debtors.

1.2.29	“Certain Noteholders” means the following Noteholders: AIG Global Investment Corp.; BlackRock Advisors, Inc.; MFC Global Investment Management U.S. LLC; Oppenheimer Funds; and Regiment Capital Advisors LP.

1.2.30	“Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 08-53104, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor means the particular case under chapter 11 of the Bankruptcy Code that such Debtor commenced in the Bankruptcy Court.

1.2.31	“City of Detroit” means the municipality which is known as the city of Detroit, Michigan.

1.2.32	“Claim” means a claim against one of the Debtors (or all or some of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.2.33	“Claims Agent” means Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, Attention: Greektown Casino.

1.2.34	“Claim Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of (i) the first Business Day that is at least 180 days after the Effective Date and (ii) as to Proofs of Claim Filed after the Effective Date, the first Business Day that is at least 180 days after the Proof of Claim has been Filed or (b) such later date as may be established by the Bankruptcy Court.

1.2.35	“Claims Register” means the official register of Claims maintained by the Claims Agent.

1.2.36	“Class” means a category of Holders of Claims or Interests as described in Article III of this Plan.

1.2.37	“Confirmation” means the entry of a Confirmation Order on the docket of the Chapter 11 Cases.

1.2.38	“Confirmation Date” means the date of entry of the Confirmation Order.

1.2.39	“Confirmation Hearing” means the hearing before the Bankruptcy Court, held under section 1128 of the Bankruptcy Code, to consider Confirmation of this Plan and related matters, as such hearing may be adjourned or continued from time to time.

1.2.40	“Confirmation Hearing Notice” means the notice approved in the Solicitation Procedures Order that sets forth in detail the voting and objection deadlines with respect to this Plan.

1.2.41	“Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code.

1.2.42	“Consent of the Lenders” means, as applicable, the consent of the DIP Agent and/or the Pre-Petition Agent.

1.2.43	“Consummation” means the occurrence of the Effective Date.

1.2.44	“Creditor” means any creditor of a Debtor, as defined in section 101(10) of the Bankruptcy Code.

1.2.45	“Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on June 6, 2008, as reconstituted from time to time.

1.2.46	“Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, including, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law: (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such lesser amount as may be agreed upon by the parties.

1.2.47	“Cure Amount Notice” has the meaning ascribed to it in the Solicitation Procedures Order.

1.2.48	“Debtor” means, individually, any of Holdings, Casino, or any of the Affiliate Debtors.

1.2.49	“Debtors” means, collectively, Holdings, Casino and one or more of the Affiliate Debtors as applicable.

1.2.50	“DIP Agent” means the administrative agent for the DIP Lenders, as defined in the DIP Credit Agreement.

1.2.51	“DIP Credit Agreement” means that certain Amended and Restated Senior Secured Superpriority Debtor in Possession Credit Agreement dated February 20, 2009 by and among Holdings, Holdings II, Casino, Trappers, Builders, Realty, the DIP Agent, the DIP Lenders and other parties, which was executed by the above-mentioned Debtors in connection with the DIP Facility, as amended, supplemented, or otherwise modified from time to time, and all documents executed in relation thereto or in connection therewith.

1.2.52	“DIP Facility” means the debtor in possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement, as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

1.2.53	“DIP Facility Claim” means any Claim of the DIP Agent and/or the DIP Lenders, as the case may be, arising under or pursuant to the DIP Facility including, without limitation, principal and interest thereon, plus all fees and expenses (including professional fees and expenses) payable by the Debtors thereunder.

1.2.54	“DIP Lenders” means the lenders and issuers who from time to time are parties to the DIP Credit Agreement.

1.2.55	“DIP Facility Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on June 4, 2008 at Docket No. 74, (b) the final order that was entered by the Bankruptcy Court on June 26, 2008 at Docket No. 175, authorizing and approving the DIP Facility and the agreements related thereto, and (c) the interim order that was entered by the Bankruptcy Court on February 4, 2009, at Docket No. 833, (d) the final order that was entered by the Bankruptcy Court on March 4, 2009 at Docket No. 892, and (e) any and all orders entered by the Bankruptcy Court authorizing and approving the amendments, supplements or modifications, to the DIP Facility Order or the DIP Credit Agreement and as to all of the above, all exhibits and schedules thereto or referenced therein.

1.2.56	“Disallowed Claim” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to any Final Order of the Bankruptcy Court, or (c) a Claim or any portion thereof that is not Scheduled and as to which a Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to any Final Order of the Bankruptcy Court.

1.2.57	“Disallowed Interest” means an Interest or any portion thereof that has been disallowed by a Final Order, a settlement, or otherwise.

1.2.58	“Disbursing Agent” means Reorganized Holdings or any Person designated by it, in its sole discretion, to serve as a disbursing agent under this Plan, which may, if designated by Reorganized Holdings, be the Claims Agent.

1.2.59	“Disclosure Statement” means the written disclosure statement (including all schedules and Exhibits thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

1.2.60	“Disputed Claim” or “Disputed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, nor an Allowed Interest nor a Disallowed Interest, as the case may be.

1.2.61	“Distribution Date” means, except as otherwise provided herein, the date, selected by the Reorganized Debtors, upon which distributions to Holders of Allowed Claims and Allowed Interests entitled to receive distributions under this Plan shall commence; provided, however, that the Distribution Date shall occur as soon as reasonably practicable after the Effective Date, but in no event shall the Distribution Date occur later than thirty (30) days after the Effective Date.

1.2.62	“Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions pursuant to this Plan, which shall be the Confirmation Date or such other date as designated in this Plan or a Final Order of the Bankruptcy Court.

1.2.63	“Distribution Reserve” means, as applicable, one or more reserves of New Equity or Cash, as the case may be, established for distribution to Holders of Claims or Interests that are Disputed as of the Confirmation Date and that subsequently become Allowed.

1.2.64	“Effective Date” means the Business Day on which all conditions to the Consummation of this Plan set forth in Article VI of this Plan have been either satisfied or waived as provided in section 6.2 of this Plan.

1.2.65	“Entity” has the meaning set forth at section 101(15) of the Bankruptcy Code.

1.2.66	“ERISA” means Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 and 26 U.S.C. §§401-420, as amended.

1.2.67	“Estate” means the bankruptcy estate of the applicable Debtor created pursuant to section 541 of the Bankruptcy Code.

1.2.68	“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as now in effect or hereafter amended.

1.2.69	“Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in- or out—of- court restructuring, the filing of the Disclosure Statement or this Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or this Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, or the distribution of property under this Plan or any other agreement.
1.2.70	“Exhibit” means an exhibit annexed either to this Plan or as an exhibit to the Disclosure Statement. If this Plan or the Disclosure Statement references a numbered Exhibit and one is not attached, but is subsequently filed; or if this Plan or the Disclosure Statement does not reference a numbered Exhibit and a numbered Exhibit is attached thereto; then such numbered Exhibit shall be incorporated with and into this Plan or the Disclosure Statement, as applicable, as though such numbered Exhibit were filed therewith.

1.2.71	“Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be Filed with the Bankruptcy Court, which date shall be on or prior to the Effective Date or such later date as may be approved by the Bankruptcy Court without further notice.

1.2.72	“Existing Common Stock” means any shares of common stock of any of the Debtors.

1.2.73	“Existing Membership Interests” means any membership interests of any of the Debtors.

1.2.74	“Exit Financing” means any financing that the Debtors or Reorganized Debtors may obtain to assist in paying operating expenses or Plan obligations that come due on or after the Effective Date or in paying the DIP Lenders who elect to receive Cash on account of their DIP Facility Claims pursuant to this Plan, or the Pre-Petition Lenders who elect to receive Cash on account of their Pre-Petition Adequate Protection Claims.

1.2.75	“Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Holder of a Claim in any Proof of Claim timely Filed with the Bankruptcy Court or otherwise deemed timely Filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the Allowed Amount of such Claim.

1.2.76	“File” means to file with the Bankruptcy Court in the Chapter 11 Cases and serve consistent with the Local Rules and the Bankruptcy Rules, or in the case of Proofs of Claim, to file with the Claims Agent.

1.2.77	“Final Decree” means a decree contemplated under Bankruptcy Rule 3022 entered in these Chapter 11 cases.

1.2.78	“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely Filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.

1.2.79	“General Unsecured Claim” means any Claim, including a Claim that is not otherwise an Administrative Claim, Priority Tax Claim, Secured Claim or Intercompany Claim.

1.2.80	“Governmental Unit” has the meaning set forth at section 101(27) of the Bankruptcy Code.

1.2.81	“Holdback Amount” means the amounts withheld by the Debtors as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order.

1.2.82	“Holder” means a Person holding a Claim, Interest, or Lien, as applicable.

1.2.83	“Holdings” means Greektown Holdings, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53104 being administered jointly with the other Chapter 11 Cases.

1.2.84	“Holdings II” means Greektown Holdings II, Inc., a Michigan corporation, which is a Debtor in possession under the Chapter 11 Case No. 08-53108 being jointly administered with the other Chapter 11 Cases.

1.2.85	“Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.2.86	“Indenture” means the Indenture dated December 2, 2005, among Greektown Holdings, L.L.C., Greektown Holdings II, Inc. and Deutsche Bank Trust Company Americas covering the 10 3/4% senior notes due 2013.

1.2.87	“Indenture Trustee” means Deutsche Bank Trust Company Americas, or any successor appointed under the Indenture.

1.2.88	“Insider” has the meaning set forth at section 101(31) of the Bankruptcy Code.

1.2.89	“Instrument” means an instrument or document evidencing a Claim or Interest.

1.2.90	“Intercompany Claim” means a Claim by a Debtor or Affiliate of a Debtor against another Debtor or Affiliate of a Debtor.

1.2.91	“Intercompany Executory Contract” means an executory contract or unexpired lease solely between two or more Debtors.

1.2.92	“Intercompany Interest” means any Interest held by one Debtor in or against another Debtor.

1.2.93	“Interest” means the legal, equitable, contractual, and other rights of any Person with respect to Existing Common Stock, Existing Membership Interests, or any other equity securities of, or ownership interests in, any of the Debtors.

1.2.94	“IRC” means the Internal Revenue Code of 1986, as amended.

1.2.95	“Kewadin” means Kewadin Greektown Casino, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53105 being jointly administered with the other Chapter 11 Cases.

1.2.96	“Lien” has the meaning set forth at section 101(37) of the Bankruptcy Code.

1.2.97	“Local Rules” means the local rules of the Bankruptcy Court.

1.2.98	“MGCB” means the Michigan Gaming Control Board, a board established within the Department of Treasury of the State of Michigan pursuant to MCL 432.204(1).

1.2.99	“Monroe” means Monroe Partners, L.L.C., a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53107 being jointly administered with the other Chapter 11 Cases.

1.2.100	“New Equity” means the new equity interests in Reorganized Holdings, to be distributed according to this Plan.

1.2.101	“Non-reorganizing Debtors” means Trappers, Holdings II, Monroe and Kewadin.

1.2.102	“Noteholders” means the Holders of the Bonds.

1.2.103	“Notice of the Effective Date” means that certain notice pursuant to Bankruptcy Rule 3020(c)(2) notifying Holders of Claims and Interests and parties in interest that Confirmation has occurred and that the Effective Date has occurred.

1.2.104	“Notice Parties” means (i) the United States Trustee for the Eastern District of Michigan, (ii) the Creditors’ Committee, (iii) the DIP Agent, (iv) the Indenture Trustee, and (v) the Certain Noteholders.

1.2.105	“Ordinary Course Professionals Order” means the order entered by the Bankruptcy Court on September 16, 2008 at Docket No. 427 authorizing the retention of professionals utilized by the Debtors in the ordinary course of business.

1.2.106	“Other Secured Claim” means any Secured Claim, other than: (a) the DIP Facility Claim or (b) the Pre-petition Credit Agreement Claim.

1.2.107	“Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by the Reorganized Debtors, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.

1.2.108	“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

1.2.109	“Petition Date” means May 29, 2008, the date the Debtors Filed their petitions for reorganization relief in the Bankruptcy Court.

1.2.110	“Plan” means these joint plans of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Plan Proponents, including all Exhibits, supplements, appendices, and schedules hereto, either in its or their present form or as the same may be further altered, amended, or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

1.2.111	“Plan Note” means the secured promissory note in favor of the DIP Lenders and/or Pre-petition Lenders on account of their Pre-petition Adequate Protection Claims, including all related agreements, supplements, appendices and schedules thereto.

1.2.112	“Plan Proponents” means the Debtors, the DIP Agent and the Pre- petition Agent.

1.2.113	“Plan Supplement” means the supplemental documents to be Filed with the Bankruptcy Court in conjunction with the Confirmation Hearing.

1.2.114	“Pre-petition Adequate Protection Claim” means the Claims of the Pre-petition Agent and the Pre-petition Lenders consisting of the adequate protection payments due to the Pre-petition Agent and Pre-petition Lenders under the DIP Facility Order as provided therein, plus all amounts due under any hedge agreements entered into in connection with the Pre-petition Transaction Documents.

1.2.115	“Pre-petition Agent” means the administrative agent to the Pre-petition Lenders under the Pre-petition Transaction Documents.

1.2.116	“Pre-petition Credit Agreement” means that certain Credit Agreement dated as of December 2, 2005, as amended by the First Amendment to Credit Agreement dated as of April 13, 2007 and the Limited Duration Waiver Agreement dated as of March 28, 2008.

1.2.117	“Pre-petition Credit Agreement Claim” means the Claims of the Pre- petition Agents and the Pre-petition Lenders which was Filed with the Claims Agent and identified as claim numbers 244 and 245 by the Claims Agent.

1.2.118	“Pre-petition Lenders” means the lenders and issuers who from time to time are parties to the Pre-petition Credit Agreement.

1.2.119	“Pre-petition Transaction Documents” means the Pre-petition Credit Agreement and the other Loan Documents, as that term is defined in the Pre-petition Credit Agreement.

1.2.120	“Priority Claim” means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code.

1.2.121	“Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.2.122	“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

1.2.123	“Pro Rata” means (a) with respect to Claims, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless this Plan provides otherwise; and (b) with respect to Interests, at any time, the proportion that the number of Interests held by a certain Interest Holder in a particular Class or Classes bears to the aggregate number of all Interests (including Disputed Interests, but excluding Disallowed Interests) in such Class or Classes.

1.2.124	“Professional” means any Person retained in the Chapter 11 Cases by Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Person retained pursuant to the Ordinary Course Professionals Order.

1.2.125	“Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and before and including the Effective Date.

1.2.126	“Professional Fee Order” means the order entered by the Bankruptcy Court on July 24, 2008 at Docket No. 227 authorizing the interim payment of Professional Claims.

1.2.127	“Proposed Settlement Notice” means notice of the terms of a proposed settlement.

1.2.128	“Realty” means Realty Equity Company, Inc., a Michigan corporation, which is a Debtor in possession under the Chapter 11 Case No. 08-53112 being jointly administered with the other Chapter 11 Cases.

1.2.129	“Realty Property” means all of the real property owned by Realty.

1.2.130	“Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than a Debtor or an Insider, as defined in section 101(31) of the Bankruptcy Code) for any actual or pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.

1.2.131	“Rejection Damages Claim” means any Claim on account of the rejection of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.2.132	“Released Parties” means, collectively, (a) all current and former officers of each of the Debtors, and all current and former employees of each of the Debtors, in each case in their respective capacities, (b) the DIP Agent, (c) the DIP Lenders, (d) the Pre-petition Agent, (e) the Pre-petition Lenders, (f) all Professionals, (g) the Trade Creditors that have made the Trade Claim Election, solely with respect to Avoidance Claims, (h) Louis Glazier and Jacob Miklojcik, in their capacities as directors or managers, as applicable, and members of any committee (including the Special Committee) of the board of directors or managers, as applicable, of each Debtor and Reorganized Debtor, and their respective heirs, personal representatives, guardians, custodians and personal administrators, and (i) with respect to each of the above-named Persons, such Person’s Affiliates, advisors, principals, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals; provided, however, that notwithstanding the forgoing, none of the following individuals shall be a Released Party: Dimitrios “Jim” Papas, Viola Papas, Ted Gatzaros, Maria Gatzaros, the Kewadin Casinos Gaming Authority, Marvin Beatty, Robert Smith, David W. Akins, Victoria Suane Loomis, Jamaal Harris, George Evans, Christopher Jackson, Arthur B. Blackwell, J.C. Douglas, Barden Nevada Gaming, L.L.C., and Harris & Associates 401(k) Plan (Arthur F. Harris, Trustee).

1.2.133	“Reorganized Debtor” or “Reorganized Debtors” means individually, Reorganized Holdings, Reorganized Casino, Reorganized Builders, or Reorganized Realty and, collectively, Reorganized Holdings, Reorganized Casino, Reorganized Builders, and Reorganized Realty.

1.2.134	“Reorganized Builders” means Builders, as reorganized after the Effective Date pursuant to the provisions of this Plan.

1.2.135	“Reorganized Casino” means Casino, as reorganized after the Effective Date pursuant to the provisions of this Plan.

1.2.136	“Reorganized Holdings” means Holdings, as reorganized after the Effective Date pursuant to the provisions of this Plan.

1.2.137	“Reorganized Realty” means Realty, as reorganized after the Effective Date pursuant to the provisions of this Plan.

1.2.138	“Restructuring Transaction(s)” means a dissolution or winding up of the legal existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which an Affiliate of a Debtor merges with or transfers some or substantially all of its assets and liabilities to a Reorganized Debtor on or following the Confirmation Date, as set forth in the Restructuring Transaction Notice.

1.2.139	“Restructuring Transaction Notice” means the notice Filed with the Bankruptcy Court on or before the Exhibit Filing Date, briefly describing the relevant Restructuring Transactions and attaching the relevant form consolidation or dissolution documents.

1.2.140	“Retained Actions” means all claims, Causes of Action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtor’s Estate may hold against any Person, including, without limitation, claims and Causes of Action brought before the Effective Date or identified in the Schedules or the Disclosure Statement, other than claims explicitly released under this Plan or by Final Order of the Bankruptcy Court before the Effective Date.

1.2.141	“Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

1.2.142	“Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed in the Chapter 11 Cases by the Debtors, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.2.143	“Secured Claim” means the aggregate amount of the Claim secured by a security interest in or a Lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the Holder of such Claim.

1.2.144	“Secured Lender Claim” means, collectively, the Claim of the DIP Lenders and the Claim of the Pre-petition Lenders.

1.2.145	“Secured Lenders” means, collectively, the DIP Lenders and the Pre- petition Lenders.

1.2.146	“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., as now in effect or hereafter amended.

1.2.147	“Settlement Amount” means the proposed amount for which the Debtors are seeking to settle such Claim.

1.2.148	“Security” has the meaning set forth at section 101(49) of the Bankruptcy Code.

1.2.149	“Solicitation Procedures Order” means the order entered by the Bankruptcy Court on [ ] authorizing the procedures for solicitation of votes on this Plan, among other matters.

1.2.150	“Stipulating Parties” means the Notice Parties (other than the United States Trustee for the Eastern District of Michigan), the City of Detroit and the MGCB.

1.2.151	“Tax Rollback” means the tax treatment contemplated by MCL 432.212(7).

1.2.152	“Trade Creditors” means those Persons that (i) are Creditors of the Debtors on account of goods or services provided to the Debtors prior to the Petition Date, and (ii) will continue to supply goods or services to the Reorganized Debtors.

1.2.153	“Trade Claim” means a Claim held by a Trade Creditor that has made the Trade Claim Election.

1.2.154	“Trade Claim Election” means the election pursuant to which a Trade Creditor holding an Allowed Claim timely elects that the Claim be treated as a Trade Claim by making the Trade Claim Election on the ballot within the time fixed by the Bankruptcy Court for completing and returning such ballot, and, thereby, agrees to provide goods or services to the Reorganized Debtors on the terms and conditions at least as favorable to the Reorganized Debtors as the most favorable terms and conditions that existed between the Debtors and the Creditor within the six (6) months immediately before the Petition Date. The Trade Claim

Election shall be enforceable by the Debtors and Reorganized Debtors from the Confirmation Date through the first anniversary of the Effective Date.

1.2.155	“Trade Distribution Fund” means $3,000,000 to be funded through the Reorganized Debtors’ operations, or otherwise.

1.2.156	“Trappers” means Trappers GC Partner, LLC, a Michigan limited liability company, which is a Debtor in possession under the Chapter 11 Case No. 08-53111 being jointly administered with the other Chapter 11 Cases.

1.2.157	“Trappers Property” means all of the real property owned by Trappers.

1.2.158	“Unimpaired” means, with respect to a Claim, any Claim that is not Impaired.

1.2.159	“Unsecured Distribution Fund” means $200,000 in Cash to be funded through the Reorganized Debtors’ operations, or otherwise.
1.3	Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein:
1.3.1	Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural.

1.3.2	Each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter.

1.3.3	Any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented.

1.3.4	Any reference to a Person as a Holder of a Claim or Interest includes that Person’s successors and assigns.

1.3.5	All references in this Plan to sections, Articles, and Exhibits are references to sections, Articles, and Exhibits of or to this Plan.

1.3.6	The words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan.

1.3.7	Captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan.

1.3.8	Subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

1.3.9	The rules of construction set forth in section 102 of the Bankruptcy Code shall apply.
1.4	Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.5	References to Monetary Figures. All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Exhibits. All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be Filed with the Bankruptcy Court on or before the Exhibit Filing Date. Upon its Filing, the Exhibit may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours or at the Bankruptcy Court’s website for a fee at www.mieb.uscourts.gov. The Exhibits may also be reviewed for free at the Debtors’ website at www.kccllc.net/greektowncasino. The Exhibits are an integral part of this Plan, and entry of the Confirmation Order by the Bankruptcy Court shall constitute an approval of the Exhibits. To the extent any Exhibit is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby.
ARTICLE II
ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS
2.1.	Administrative Claims. Subject to the provisions of Article VIII of this Plan, on the first Periodic Distribution Date occurring after the later of the date when an Administrative Claim becomes Allowed or the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the Holder of such Administrative Claim, a Holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim or such other less favorable treatment that the Debtors or the Reorganized Debtors and the Holder of such Allowed Administrative Claim shall have agreed upon in writing (with the Consent of the Lenders); provided, however, that Administrative Claims incurred by the Debtors in the ordinary course of business during the

Chapter 11 Cases or arising under contracts assumed during the Chapter 11 Cases prior to, on or as of the Effective Date shall be deemed Allowed Administrative Claims and paid by the Debtors or the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; and provided further that any Cure payments associated with the Assumed Contracts shall be paid in accordance with Article XIII.

2.2.	Priority Tax Claims. Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date an Allowed Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the Holder of such Allowed Priority Tax Claim, such Holder of an Allowed Priority Tax Claim shall be entitled to receive, on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim: (i) equal Cash payments on each Periodic Distribution Date during a period not to exceed five (5) years after the Petition Date, totaling the aggregate amount of such Claim plus simple interest at the rate required by applicable law on any outstanding balance from the Petition Date, or such lesser rate as is set by the Bankruptcy Court or agreed to by the Holder of an Allowed Priority Tax Claim, or (ii) such other treatment as is agreed to by the Holder of an Allowed Priority Tax Claim and the Debtors or the Reorganized Debtors (with the Consent of the Lenders), provided that such treatment is on more favorable terms to the Debtors or the Reorganized Debtors than the treatment set forth in clause (i) of this section.

2.3.	Other Priority Claims. All other Allowed Priority Claims, to the extent of the applicable priority under section 507(a) of the Bankruptcy Code, shall be paid the Allowed Amount of such Claim as of the Effective Date.

2.4.	Professional Claims.
2.4.1.	Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of any official committee must be Filed no later than the Administrative Claims Bar Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed Amount of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

2.4.2.	Payment of Interim Amounts. Subject to the Professional Fee Order, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals and members of the Creditors’ Committee for all then outstanding amounts payable.

2.4.3.	Payment of Professional Claims and Holdback Amount. On the Effective Date, the Debtors or the Reorganized Debtors shall fund an account with sufficient Cash to pay all Professionals for services rendered and costs incurred through the Effective Date, along with all applicable US Trustee fees. Within ten (10) days of entry of an order allowing final requests for Professional Claims, the amounts funded above, along with the remaining amount of the Professional Claims owing to the Professionals, shall be paid to such Professionals.

2.4.4.	Post-Confirmation Date Retention. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date or to make any disclosures pursuant to Bankruptcy Rules 2014 and 2016 shall terminate, and the Reorganized Debtors shall employ and pay Professionals in the ordinary course of business.
2.5.	Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and/or (5) of the Bankruptcy Code shall File an application with the clerk of the Bankruptcy Court on or before the Administrative Claims Bar Date, or be forever barred from seeking such compensation or expense reimbursement. The Bankruptcy Court shall determine any timely Filed request for compensation or expense reimbursement made under this section 2.5, and the Reorganized Debtors shall pay any amount determined to be owed within thirty (30) days of entry of a Final Order approving such payment.

2.6.	Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in section 2.4 or section 2.5 of this Plan) must be Filed with the Bankruptcy Court on or before the Administrative Claims Bar Date. Any Administrative Claim that (i) was required to be Filed prior to the Bar Date pursuant to the Bar Date Order, and (ii) was not so filed, shall be a Disallowed Claim. Any request for payment of an Administrative Claim pursuant to this section 2.6 that is not Filed before the Administrative Claims Bar Date shall be automatically deemed a Disallowed Claim without the need for any objection. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval (with the Consent of the Lenders). Unless an objection to an Administrative Claim is Filed within sixty (60) days of the Administrative Claims Bar Date (unless such objection period is extended by the Bankruptcy Court), such Administrative Claim shall be deemed Allowed in the amount requested. In the event that an objection to an Administrative Claim is filed, the Bankruptcy Court shall determine the Allowed Amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim that is paid or payable in the ordinary course of business.

ARTICLE III
SPECIFICATION OF TREATMENT OF CLASSES
OF CLAIMS AND INTERESTS IMPAIRED UNDER THE PLAN
3.1.	The following table designates the Classes of Claims and Interests and specifies which of those Classes are Impaired by the Plan and entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or are deemed to accept or reject the Plan.

Class	Claim	Status	Voting Rights
1	DIP Lenders’ Claims Against Holdings	Unimpaired	Deemed to Accept

2	Pre-petition Lenders’ Claims Against Holdings	Impaired	Entitled to Vote

3	Other Allowed Secured Claims Against Holdings	Impaired	Entitled to Vote

4	Bond Claims Against Holdings	Impaired	Deemed to Reject

5	General Unsecured Claims Against Holdings	Impaired	Deemed to Reject

6	Interests in Holdings	Impaired	Deemed to Reject

7	DIP Lenders’ Claims Against Casino	Unimpaired	Deemed to Accept

8	Pre-petition Lenders’ Claims Against Casino	Impaired	Entitled to Vote

9	Other Allowed Secured Claims Against Casino	Impaired	Entitled to Vote

10	General Unsecured Claims Against Casino	Impaired	Entitled to Vote

11	Trade Claims Against Casino	Impaired	Entitled to Vote

12	DIP Lenders’ Claims Against Holdings II	Unimpaired	Deemed to Accept

13	Pre-petition Lenders’ Claims Against Holdings II	Impaired	Entitled to Vote

Class	Claim	Status	Voting Rights
14	Other Allowed Secured Claims Against Holdings II	Impaired	Entitled to Vote

15	General Unsecured Claims Against Holdings II	Impaired	Deemed to Reject

16	DIP Lenders’ Claims Against Builders	Unimpaired	Deemed to Accept

17	Pre-petition Lenders’ Claims Against Builders	Impaired	Entitled to Vote

18	Other Allowed Secured Claims Against Builders or the Builders Property	Impaired	Entitled to Vote

19	General Unsecured Claims Against Builders	Impaired	Deemed to Reject

20	DIP Lenders’ Claims Against Realty	Unimpaired	Deemed to Accept

21	Pre-petition Lenders’ Claims Against Realty	Impaired	Entitled to Vote

22	Other Allowed Secured Claims Against Realty or the Realty Property	Impaired	Entitled to Vote

23	General Unsecured Claims Against Realty	Impaired	Deemed to Reject

24	DIP Lenders’ Claims Against Trappers	Unimpaired	Deemed to Accept

25	Pre-petition Lenders’ Claims Against Trappers	Impaired	Entitled to Vote

26	Other Allowed Secured Claims Against Trappers or the Trappers Property	Impaired	Entitled to Vote

27	General Unsecured Claims Against Trappers	Impaired	Deemed to Reject

28	Allowed Secured Claims Against Monroe	Impaired	Entitled to Vote

29	Unsecured Claims Against Monroe	Impaired	Deemed to Reject

30	Interests in Monroe	Impaired	Deemed to Reject

Class	Claim	Status	Voting Rights
31	Allowed Secured Claims Against Kewadin	Impaired	Entitled to Vote

32	Unsecured Claims Against Kewadin	Impaired	Deemed to Reject

33	Interests in Kewadin	Impaired	Deemed to Reject
3.2.	Classes 1, 7, 12, 16, 20 & 24 (Secured Claims of DIP Lenders against each Reorganizing Debtor, Trappers, and Holdings II).
3.2.1.	Impairment and Voting. Classes 1, 7, 12, 16, 20 & 24 are Unimpaired. Each Holder of an Allowed Claim in such Classes as of the Voting Record Date is deemed to accept the Plan and is not entitled to vote to accept or reject this Plan.

3.2.2.	Distributions. Each Holder of a Claim in Class 1, 7, 12, 16, 20 & 24 shall receive, in full satisfaction of such Claim, at such Holder’s election, either (a) its Pro Rata share of the Plan Note, or (b) Cash equal to such Holder’s Allowed DIP Facility Claim.
3.3.	Classes 2, 8, 13, 17, 21 & 25 (Secured Claims of Pre-petition Lenders against each Reorganizing Debtor, Trappers, and Holdings II).
3.3.1.	Impairment and Voting. Classes 2, 8, 13, 17, 21 & 25 are Impaired. Each Holder of an Allowed Claim in such Classes as of the Voting Record Date is entitled to vote to accept or reject this Plan.

3.3.2.	Distributions. Each Holder of a Claim in Class 2, 8, 13, 17, 21 & 25 shall receive, in full satisfaction of such Claim, the following: (1) at such Holder’s election, on account of its Pre-petition Adequate Protection Claim, (a) its Pro Rata share of the Plan Note, or (b) Cash equal to such Holder’s Allowed Pre-Petition Adequate Protection Claim, and (2) on account of its Pre-petition Credit Agreement Claim, (a) its Pro Rata share of: (i) the New Equity of Reorganized Holdings, and (ii) the Additional Plan Note, if any; or, (b) only if an Alternative Proposal has been accepted pursuant to section 4.6, its Pro Rata share of the distribution set forth in the Alternative Proposal.
3.4.	Classes 3, 9, 14, 18, 22 26, 28 & 31 (Other Allowed Secured Claims Against Holdings, Casino, Holdings II, Builders, Builders Property, Realty, Realty Property, Trappers and Trappers Property, and Allowed Secured Claims Against Monroe and Kewadin).

3.4.1.	Impairment and Voting. Classes 3, 9, 14, 18, 22, 26, 28 & 31 are Impaired. Each Holder of an Allowed Claim in such Classes as of the Voting Record Date is entitled to vote to accept or reject this Plan.

3.4.2.	Distributions. Each Holder of an Allowed Claim in Class 3, 9, 14, 18, 22, 26, 28 & 31 shall receive, in full satisfaction of such Claim, in the Reorganized Debtors’ full discretion, either: (i) the value of the Holder’s Allowed Secured Claim (as determined pursuant to section 506(a) of the Bankruptcy Code and Article V of this Plan), or, (ii) return of the collateral securing the Holder’s Secured Claim.

3.4.3.	A Claim shall be Allowed as a Secured Claim only (i) if the Holder of the Claim holds a non-avoidable, first-priority Lien in property of one or more of the Debtors’ Estates which is either (A) senior to the DIP Lenders’ and Pre-petition Lenders’ Liens, or (B) the Consent of the Lenders is obtained allowing such claim as an Allowed Secured Claim, and (ii) only to the extent of the value, as of the Effective Date, of the Holder’s interest in the applicable Estate’s interest in the property securing the Claim. To the extent an Allowed Claim is asserted to be a Secured Claim, but the value of the Holder’s interest in the applicable Estate’s interest is less than the amount of the Claim, the undersecured amount of the Claim shall be treated as a General Unsecured Claim against the respective Debtor.
3.5.	Classes 4, 5, 15, 19, 23, 27, 29 & 32 (Bond Claims against Holdings and General Unsecured Claims Against Holdings, Holdings II, Builders, Realty, Trappers, Monroe and Kewadin).
3.5.1.	Impairment and Voting. Classes 4, 5, 15, 19, 23, 27, 29 & 32 are Impaired. Each Holder of an Allowed Claim in Classes 4, 5, 15, 19, 23, 27, 29 & 32, as of the Voting Record Date, is deemed to reject this Plan and is not entitled to vote to accept or reject this Plan.

3.5.2.	Distributions. Each Holder of an Allowed Claim in Classes 4, 5, 15, 19, 23 & 27 shall not receive or retain any interest or property under this Plan and all Claims in Classes 4, 5, 15, 19, 23 & 27 shall be cancelled and extinguished.
3.6.	Class 10 (General Unsecured Claims Against Casino).
3.6.1.	Impairment and Voting. Class 10 is Impaired by this Plan. Each Holder of an Allowed Claim in Class 10 as of the Voting Record Date is entitled to vote to accept or reject this Plan.

3.6.2.	Distributions. Each Holder of an Allowed Claim in Class 10 shall receive, in full satisfaction of such Claim, its Pro Rata share of the Unsecured Distribution Fund. The Unsecured Distribution Fund shall be paid in two (2) installments, the first of which shall be paid on the date that is six (6)

months following the Effective Date, and the second on the date that is one (1) year following the Effective Date.
3.7.	Class 11 (Trade Claims Against Casino).
3.7.1.	Impairment and Voting. Class 11 is Impaired. Each Holder of an Allowed Class 11 Claim as of the Voting Record Date is entitled to vote to accept or reject this Plan.

3.7.2.	Distributions. Each Holder of an Allowed Class 11 Claim shall receive on or as soon as practicable after the Effective Date, in full satisfaction of such Claim, its Pro Rata share of the Trade Distribution Fund. The Trade Distribution Fund shall be paid in two (2) installments, the first of which shall be paid on the date that is six (6) months following the Effective Date, and the second on the date that is one (1) year following the Effective Date. As an additional distribution, each Holder of an Allowed Claim in Class 11 shall receive a release from Avoidance Claims and shall be a Released Party, subject to section 7.3.
3.8.	Class 6, 30 & 33 (Equity Interests — Holdings, Monroe and Kewadin).
3.8.1.	Impairment and Voting. Classes 6, 30 & 33 are Impaired. Each Holder of Equity Interests in Holdings, Monroe or Kewadin is deemed to reject this Plan and is not entitled to vote to accept or reject this Plan.

3.8.2.	Distributions. Each Holder of an Equity Interest in Holdings, Monroe or Kewadin shall not receive or retain any interest or property under this Plan and all Equity Interests in Holdings, Monroe and Kewadin shall be cancelled and extinguished.
ARTICLE IV
EXECUTION AND IMPLEMENTATION OF THE PLAN
4.1.	Assumption of Liability. The Reorganized Debtors shall be responsible for satisfying all of the Allowed Claims in accordance with the terms and provisions of this Plan.

4.2.	Continued Corporate or Company Existence of Reorganized Holdings, Reorganized Casino, Reorganized Builders and Reorganized Realty.
4.2.1.	Holdings shall continue to exist as Reorganized Holdings with all the powers of a limited liability company under Michigan law pursuant to

Holdings’ organizational documents in effect prior to the Effective Date. All assets of Holdings shall be retained by Reorganized Holdings.

4.2.2.	Casino shall continue to exist as Reorganized Casino with all the powers of a limited liability company under Michigan law pursuant to Casino’s membership agreement and other organizational documents in effect prior to the Effective Date. All assets of Casino shall be retained by Reorganized Casino.

4.2.3.	Builders shall continue to exist as Reorganized Builders with all the powers of a corporation under Michigan law pursuant to Builders’ organizational documents in effect prior to the Effective Date. All assets of Builders shall be retained by Reorganized Builders.

4.2.4.	Realty shall continue to exist as Reorganized Realty with all the powers of a corporation under Michigan law pursuant to Realty’s organizational documents in effect prior to the Effective Date. All assets of Realty shall be retained by Reorganized Realty.
4.3.	Restructuring Transactions. On the Effective Date:
4.3.1.	Except as otherwise provided in this Plan, all assets of each of the Non-reorganizing Debtors shall be transferred to Reorganized Casino free and clear of all Liens, Claims, mortgages, options, rights, encumbrances and interests of any kind or nature whatsoever.

4.3.2.	Each and every Intercompany Executory Contract shall be rejected.

4.3.3.	Each and every Intercompany Claim shall be eliminated, including any Rejection Damages Claims arising from the implementation of section 4.2.2, above.

4.3.4.	Each and every Intercompany Interest shall be retained, except for the Interests in Holdings, and in each of the Non-reorganizing Debtors, which Interests shall be canceled as of the Effective Date.

4.3.5.	On the Effective Date, Reorganized Holdings shall issue 100% of the New Equity on a Pro Rata basis to the Pre-petition Lenders or their respective designees as provided for in section 3.1.2, above, provided, however, that if an Alternative Proposal is accepted pursuant to section 4.6, Reorganized Holdings shall issue the New Equity as provided for in the Alternative Proposal.

4.3.6.	On the Effective Date, or as soon thereafter as practicable, each of the Non-reorganizing Debtors shall be dissolved.

4.4.	Exit Financing. The Debtors or Reorganized Debtors will obtain Exit Financing, including a revolving line of credit or any other credit facility, to be used, inter alia, to pay DIP Lenders who elect to receive Cash on account of their Allowed DIP Facility Claim, or the Pre-petition Lenders who elect to receive Cash on account of their Pre-petition Adequate Protection Claims, subject to the following limitations:
4.4.1.	No Exit Financing shall be drawn or used by the Debtors or Reorganized Debtors until the Effective Date.

4.4.2.	The Debtors shall not grant or attempt to grant any Liens or security interests with priority greater than or equal to the Liens and security interests granted under the Plan Note, except as permitted under the Plan Note.
4.5.	Cancellation of Existing Equity Interests in Holdings and the Non-reorganizing Debtors. Except as otherwise set forth herein, on the Effective Date all agreements, Instruments, and other documents evidencing any equity Interest in Holdings, or in any of the Non-reorganizing Debtors, and any right of any Holder in respect thereof including any Claim related thereto, shall be deemed cancelled, discharged and of no force or effect.
4.6.	Plan Proponents’ Option to Accept an Alternative Proposal.
4.6.1.	The Plan Proponents reserve the right to continue to market the Debtors’ assets for sale to prospective purchasers and may, at any time on or before two (2) weeks prior to the date set for the Confirmation Hearing, accept an Alternative Proposal, subject to the conditions set forth in this section 4.6.

4.6.2.	If, on or before two (2) weeks prior to the date set for Confirmation, the Plan Proponents receive an Alternative Proposal that would provide for satisfaction in full of the Secured Lender Claim on or before the Effective Date or that is otherwise acceptable to the Plan Proponents, the Plan Proponents shall (i) promptly serve such Alternative Proposal on the Notice Parties and (ii) shall accept such Alternative Proposal unless the Alternative Proposal, in the Plan Proponents’ sole determination, fails to meet the conditions set forth in section 4.6.3, below.

4.6.3.	No Alternative Proposal shall be accepted unless:
(i)	the Alternative Proposal provides either the same or better treatment for all Creditor Classes other than the Classes of the Secured Lenders;

(ii)	the proponent of the Alternative Proposal shows to the reasonable satisfaction of the Plan Proponents that there is a reasonable likelihood that the Alternative Proposal will result in Confirmation and Consummation of this Plan, including, without limitation, proof of committed financing and satisfactory indications that all necessary regulatory approvals will be obtained within a reasonable time; and

(iii)	the proponent of the Alternative Proposal provides a Cash deposit in an amount that is reasonably likely, in the Plan Proponents’ discretion, taking into account the risks and costs resulting from a failure of the Alternative Proposal, to result in Confirmation and Consummation of this Plan.
4.6.4.	In the event that an Alternative Proposal is accepted by the Plan Proponents, the Plan Proponents shall provide notice of the accepted Alternative Proposal as quickly as practicable and shall file appropriate documents with the Bankruptcy Court describing the Alternative Proposal and the effect of the Alternative Proposal on the treatment of each Creditor Class, if any. If, in their sole discretion, the Plan Proponents deem an amendment to the Plan and/or Plan Supplement to be necessary or advisable, the Plan Proponents may amend the Plan and/or the Plan Supplement and may seek Confirmation of the Plan, as amended, without additional disclosure or the need to re-solicit votes accepting or rejecting the amended Plan.
4.7. Dissolution of the Creditors’ Committee.
4.7.1.	The Creditors’ Committee shall continue in existence until the Effective Date, shall continue to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.

4.7.2.	On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all of their duties, responsibilities and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate except as provided herein.

4.7.3.	Notwithstanding anything in this section, after the passage of the Effective Date, the Creditors’ Committee shall continue with respect to: (a) claims for compensation for the Creditors’ Committee’s Professionals; (b) any appeals of the Confirmation Order; and (c) any adversary proceedings or contested matters pending as of the Effective Date to which it is a party, including final resolution of any objections to Claims Filed by the Creditors’ Committee. Notwithstanding the above, the Debtors and Reorganized Debtors shall have no further obligation to fund, compensate or reimburse the Creditors’ Committee for any costs, fees or expenses incurred after the Effective Date. The Creditors’ Committee shall be entitled to compensation for all fees and expenses accruing after the Effective Date, if any, solely from the Unsecured Distribution Fund.
4.8.	Funding. The Reorganized Debtors shall fund Cash distributions under this Plan with Cash on hand, including Cash proceeds from current and future operations, existing assets and any proceeds of litigation or settlements thereof. The Reorganized Debtors may seek any refinancing as shall be determined in the discretion of the Reorganized Debtors, or the sale or other disposition of additional stock or other securities, subject to the limitations contained in this Plan. Under no circumstances shall any financing, refinancing or sale of securities, of any kind, obligate the Debtors or the Reorganized Debtor to accelerate any payment obligation set forth in this Plan, except as explicitly set forth in this Plan or the Plan Note.

4.9.	Post-Confirmation Sales.
4.9.1.	The Debtors shall be authorized from the Confirmation Date until the Effective Date to sell any assets pursuant to section 363 of the Bankruptcy Code, subject to the Consent of the Lenders. Such assets shall be sold free and clear of all Liens and encumbrances or interests. If the sale price of such asset is equal to or less than $100,000 the Debtors shall be allowed to sell such asset without further notice to any party except any party that asserts a Lien against such asset. If the sale price is greater than $100,000, the Debtors shall provide notice to (i) any party who asserts a Lien against the asset being sold; and (ii) the Stipulating Parties. If the Debtors receive a written objection, within seven (7) days, the sale shall only proceed with a motion Filed by the Debtors with notice to the objecting party. If no objections are received, the sale may be consummated by the Debtors.

4.9.2.	To the extent of any asset sale by the Reorganized Debtors within the earlier of (a) one year after the Effective Date or (b) the administrative closing of the Chapter 11 Cases, the Reorganized Debtors may elect to sell such assets under section 363 of the Bankruptcy Code, and, if elected, such sale shall have be deemed to be a sale under this Plan for purposes of applying section 1146 of the Bankruptcy Code.
4.10.	Restructuring Transactions:
4.10.1.	Upon the occurrence of the Effective Date, subject to the provisions and obligations set forth in this Plan, the Reorganized Debtors may enter into such other transactions and may take any such actions as the Reorganized Debtors may deem to be necessary or appropriate without the need to provide notice or to seek approval from the Bankruptcy Court.

4.10.2.	After Confirmation, but before the occurrence of the Effective Date, after seven (7) days notice to the Stipulating Parties and subject to (i) the Consent of the Lenders, (ii) applicable law and (iii) the provisions of this Plan, the Debtors may enter into further or additional restructuring transactions which may include, among other things, a change in the organizational form of any of the Debtors or Reorganized Debtors, the merger, disposition, liquidation, or dissolution of one or more of the Asset Debtors, or the filing of registration statements of any or all of the Reorganizing Debtors with the Securities and Exchange Commission and any appropriate state agency. Provided no objection from a Stipulating Party is received within seven (7) days after service, no further notice or Bankruptcy Court approval of any kind shall be necessary for any such transactions consistent with this Plan that shall become effective after the Effective Date.
4.11.	Corporate or Company Action. Each of the matters provided for in this Plan involving the organizational structure of any Debtor or Reorganized Debtor, corporate or company action to be taken or required of any Debtor or Reorganized Debtor, and the issuance of the New Equity shall, as of the Effective Date, be deemed to have occurred, and have been approved and authorized, and shall be effective as provided under this Plan without the requirement of any further action of any kind by the shareholders, directors, officers, members, or management board of the Debtors or Reorganized Debtors.

4.12.	Effectuating Documents. Each of the chief executive officer and the chief financial officer or any other officer of the Debtors and, where appropriate, the Disbursing Agent, shall be and hereby is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate on behalf of the Debtors or Reorganized Debtors to effectuate and further evidence the terms and conditions of this Plan without further notice to or order, action or approval of the Debtors’ management board or the Bankruptcy Court; except, the action of the directors or management board of the Debtors or Reorganized Debtors, as applicable, shall be required (in advance) for the exercise of any election, discretion, choice or option, the giving of any waiver or consent, or the agreement to any repeal, amendment, modification or supplement to this Plan.

4.13.	Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any sale or transfer from a Debtor or Reorganized Debtor to another Debtor or Reorganized Debtor or to any other Person pursuant to, in contemplation of, or in connection with this Plan, including the issuance of the New Equity, the transfer, assignment or sale of real and personal property, the creation, transfer, assignment or recording of any securities, title documents, bills of sale, leases or subleases, mortgages, security interests and other Liens and instruments, shall not be subject to any transfer or stamp taxes and any other similar tax or governmental assessment to the fullest extent contemplated by section 1146 of the Bankruptcy Code. The Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.14.	Preservation of Causes of Action.
4.14.1.	Vesting of Causes of Action: In accordance with section 1123(b) of the Bankruptcy Code, except as otherwise provided in this Plan, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether belonging to the Reorganizing Debtors or the Non-reorganizing Debtors, and whether arising before or after the Petition Date, including, but not limited to, Avoidance Claims, claims and Causes of Action assigned to the Reorganized Debtors by the Non-reorganizing Debtors as provided in this Plan, and any claims and Causes of Action specifically listed in the Disclosure Statement. All such claims and Causes of Action, along with all rights, interests and defenses related thereto, shall vest with the applicable Reorganized Debtor. All Causes of Action of the Non-reorganizing Debtors shall be transferred to, and shall vest in, Reorganized Holdings.

4.14.2.	All Causes of Action are Specifically Reserved, Whether or Not Specifically Listed in this Plan, Schedules or the Disclosure Statement: Unless any Cause of Action against a Person is expressly waived, relinquished, exculpated, released, compromised or settled in this Plan or a Final Order, the Reorganized Debtors specifically reserve all Causes of Action for later adjudication, including all Causes of Action belonging to the Non-reorganizing Debtors. Therefore, no preclusion doctrine, estoppel (judicial, equitable or otherwise) or laches shall apply to any of the Causes of Action upon, after or as a consequence of the Confirmation, the Effective Date or Consummation of this Plan.

4.14.3.	Preservation of Defensive Use of Causes of Action: Whether or not any Cause of Action is pursued or abandoned, the Debtors and Reorganized Debtors reserve their rights to use any Cause of Action defensively, including for the purposes of asserting a setoff or recoupment, or to object to all or part of any claim pursuant to section 502(d) of the Bankruptcy Code or otherwise.
ARTICLE V
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

5.1.	Claims Administration. The Debtors or Reorganized Debtors, as applicable, after consultation with the Secured Lenders, shall be responsible for and shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving Claims against, and Interests in, the Debtors and making distributions (if any) with respect to all Claims and Interests, except that the Creditors’ Committee shall be responsible for and shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Class 10 Claims (General Unsecured Claims Against Casino), as provided for in this Article. The Creditors’ Committee shall be entitled to compensation for its activities relating to Claims administration under this section solely from the Unsecured Distribution Fund, and the Debtors and Reorganized Debtors shall have no obligation to provide any funding or compensation for such Claims administration. Nothing in this Article V shall prevent the DIP Agent or the Pre-petition Agent from disputing or objecting to any Claim on its own behalf or on behalf of the DIP Lenders or Pre-petition Lenders.

5.2.	Filing of Objections. Unless otherwise provided herein or extended by the Bankruptcy Court, any objections to Claims and/or Interests shall be Filed on or before the Claim Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Holder of the Claim or Interest if the Debtors, Reorganized Debtors or the Creditors’ Committee, as the case may be, effect service in any of the following manners: (i) in accordance with Fed.R.Civ.P. 4, as modified and made applicable by Bankruptcy Rule 7004, (ii) to the extent counsel for a Holder of a Claim or Interest is unknown, by first-class mail, postage prepaid, on the signatory on the Proof of Claim or other representative identified on the Proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no Proof of Claim is Filed or if the Debtors and the Creditors’ Committee have been notified in writing of a change of address), or (iii) by first-class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim or Interest in the Chapter 11 Cases and has not withdrawn such appearance.

5.3.	Claim Dispute Resolution Procedures. Resolution of disputes regarding Claims shall be subject to the following parameters:
5.3.1.	If the Settlement Amount for a General Unsecured Claim, Secured Claim, Priority Claim, Administrative Claim, or other Claim or postpetition Claim is less than $500,000, the Debtors, Reorganized Debtors or Creditors’ Committee, as applicable, after consultation with the Secured Lenders, shall be authorized to settle such Claim or Interest without the need for further Bankruptcy Court approval or further notice.

5.3.2.	If the Settlement Amount for a General Unsecured Claim, Secured Claim, Priority Claim, Administrative Claim, or other Claim or postpetition Claim is greater than or equal to $500,000, the Debtors, Reorganized Debtors or Creditors’ Committee, as applicable, after consultation with the

Secured Lenders, shall file a proposed settlement stipulation with the Bankruptcy Court with notice and hearing consistent with the Local Rules and the Bankruptcy Rules.
5.3.3.	Settlement of any pre-petition controversies in these categories resulting in monetary Claims against the Debtors shall be resolved solely by determination and allowance of a Claim, subject to the requirements of this Article.

5.3.4.	Settlement of any postpetition controversies in these categories resulting in monetary Claims against the Debtors or Reorganized Debtors may be resolved, where applicable, by the Debtors or Reorganized Debtors, subject to the Consent of the Lenders, by an allowance of an Administrative Claim related to such settlement, subject to the requirements of this Article.

5.3.5.	The Debtors are authorized, subject to Consent of the Lenders, to allow Claims against specific Debtors and their Estates, where the allowance of such Claims otherwise meets the requirements of this Article.

5.3.6.	The Debtors are authorized, subject to Consent of the Lenders, to allow Claims with a specific priority and security status, where the allowance of such Claims otherwise meets the requirements of this Article and does not in any way affect, whether as a prior or subordinated Lien, the Lien of any other party. For purposes of clarity and without limitation, the granting or recognition of a subordinated Lien shall not be Allowed, absent a Bankruptcy Court order, without the consent of all other Lien Holders with respect to the affected collateral.

5.3.7.	The Creditors’ Committee shall be authorized to settle only Class 10 Claims, and shall not be authorized to allow or permit any recovery other than the allowance of the Claim Holder’s Class 10 Claims. For purposes of clarity and without limitation, the Creditors’ Committee shall not be authorized to recognize or allow any Secured Claim or Priority Claim. Notwithstanding anything to the contrary in these procedures, to the extent that an asserted Secured Claim, Priority Claim or Trade Claim is recharacterized as a Class 10 Claim, the Creditors’ Committee shall have no less than thirty (30) days after entry of a Final Order recharacterizing the Claim to object to Allowance of the Claim in full or in part.
5.4.	Determination of Claims. Any Claim or Interest (or any revision, modification, or amendment thereof) determined and liquidated pursuant to (i) the procedures listed in this Article or (ii) a Final Order of the Bankruptcy Court shall be deemed an Allowed Claim or an Allowed Interest in such liquidated amount and satisfied in accordance with this Plan. The payment of any Allowed Claim or Allowed

Interest shall be made pursuant to Articles III and VIII of this Plan, unless otherwise ordered by the Bankruptcy Court.
5.5.	Insider Settlements. Notwithstanding anything contained in this Article, any settlement that involves an Insider shall be effected only in accordance with Bankruptcy Rule 9019(a).
5.6.	Ordinary Course of Business Exception. This Article shall in no manner affect, impair, impede, or otherwise alter the right of the Debtors or Reorganized Debtors to resolve any controversy arising in the ordinary course of the Debtors’ or Reorganized Debtors’ business or under any other order of the Bankruptcy Court.
5.7.	Objections to Trade Claims. The Debtors or Reorganized Debtors may object at any time prior to the first anniversary of the Effective Date to any Trade Claim on the basis that the Trade Creditor has failed to comply with the Trade Claim Election. If the objection is sustained, the Claim held by the Trade Creditor shall be recharacterized as a General Unsecured Claim under Class 10 and shall be entitled to receive or retain distributions only in the amount of its Pro Rata distribution as a Holder of a Class 10 Claim. The Debtors and Reorganized Debtors, after consultation with the Secured Lenders, shall be authorized to settle such objection without the need for further Bankruptcy Court approval or further notice.
5.8.	Adjustment to Claims Without Objection. Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtor without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Person.
5.9.	Disallowance of Claims.
5.9.1.	Any Claim or Interest held by Persons from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that are transferees of transfers avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distribution of account of such Claims until such time as such Causes of Action against that Person have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors or Reorganized Debtors by that Person have been turned over or paid. All Claims Filed on account of any employee benefits or wages referenced in the Schedules which were paid by the Debtors prior to the Confirmation Date, shall be deemed satisfied and expunged from the Claims Register as of the Effective Date, without further notice to, or action, order, or approval of, the Bankruptcy Court.

5.9.2.	Claims Bar Date. Except as provided herein or otherwise agreed, any and all Claims for which a Proof of Claim was Filed after the applicable Bar Date shall be deemed to be a Disallowed Claim and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Date such late Claims have been deemed timely Filed by a Final Order.
5.9.3.	Amendments to Claims. On or after the Effective Date, except as provided herein, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors. To the extent any such Claim is Filed without such authorization, such Claim shall be deemed to be a Disallowed Claim and expunged without any further notice to or action, order, or approval of the Bankruptcy Court or any other Person.
5.9.4.	Offer of Judgment. The Reorganized Debtor is authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Fed.R.Civ.P. 68 shall apply to such offer of judgment. To the extent the Holder of a Claim must pay the costs incurred by the Reorganized Debtor after the making of such an offer, the Reorganized Debtor is entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court or any other Person.
ARTICLE VI
CONDITIONS PRECEDENT
6.1.	Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with section 6.3 of this Plan:
6.1.1.	The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to each of the Plan Proponents.
6.1.2.	The Bankruptcy Court shall have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by this Plan.

6.1.3.	The Confirmation Order, in form and substance acceptable to the Plan Proponents, shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.
6.1.4.	The Plan Supplement and each Exhibit, document, or agreement to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Plan Proponents.
6.1.5.	All authorizations, consents, and regulatory approvals required for this Plan’s effectiveness shall have been obtained including, without limitation, any required MGCB regulatory approvals and consents.
6.1.6.	The Tax Rollback shall have become effective.
6.1.7.	Reorganized Holdings’ ownership structure and Casino’s capitalization and management shall have been approved by the MGCB.
6.1.8.	The Debtors or Reorganized Debtors shall have obtained Exit Financing.
6.2.	Waiver of Conditions Precedent. The Plan Proponents may waive any of the conditions to Confirmation of this Plan or the Effective Date (other than those set forth in Sections 6.1.5 and 6.1.7) and without further notice to or action, order, or approval of the Bankruptcy Court or any other Person, and without any formal action other than proceeding to Consummate this Plan. A failure to satisfy or waive any condition to Consummation of this Plan or the Effective Date may be asserted as a failure of Consummation of this Plan or the Effective Date regardless of the circumstances giving rise to such failure (including any action or inaction by the Person asserting such failure). The failure of the Plan Proponents, as applicable, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.
6.3.	Effect of Non-Occurrence of Conditions to the Effective Date. Each of the conditions to the Effective Date must be satisfied or waived pursuant to section 6.1 or section 6.2 hereof, and the Effective Date must occur within 180 days of the date that the Confirmation Order becomes a Final Order, or by such later date established by any other Final Order. If the Effective Date has not occurred within 180 days of the date that the Confirmation Order becomes a Final Order, then upon motion by one or more of the Plan Proponents made before the Effective Date and a hearing, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion to vacate, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this section 6.3 or otherwise, then except as provided in any Final Order vacating the Confirmation Order, this Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to this Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments, and rejections of executory contracts or unexpired leases pursuant to Article XIII, and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims, Interests, Causes of Action, or Retained Actions; (2) prejudice in any manner the rights of any Debtor or any other Person; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Person.
ARTICLE VII
EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS
7.1.	Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such Claim, debt, right, or Interest is Filed or deemed Filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed under section 502 of the Bankruptcy Code, or (c) the Holder of such a Claim, right, or Interest accepted this Plan, The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
7.2.	Subordinated Claims. The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under this Plan take into account and confirm the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Plan Proponents reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
7.3.	Release By Debtors of Certain Parties. Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession for and on behalf of its Estate, automatically and without further notice, consent or order be deemed to have, and shall have, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties (subject only to the limitations of this section) for and from any and all Claims or Causes of Action existing from the beginning of time through the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Exculpated Claims, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner relating to any such Claims, Interests, restructuring, a Restructuring Transaction or the Chapter 11 Cases, provided, however, all such Claims and Causes of Action against the Released Parties, except the Lenders, shall be retained by the Debtors and Reorganized Debtors solely for defensive purposes to defend against Claims asserted by the Released Parties against the Debtors or Reorganized Debtors (but such retained Claims and Causes of Action shall not be assignable except as assigned pursuant to this Plan). Notwithstanding anything to the contrary in this section 7.3, the releases provided herein are applicable to Trade Creditors only with respect to Avoidance Claims and do not effect a release of any other Claims, Causes of Action or any other liabilities or obligations owed by the Trade Creditors to the Debtors or Reorganized Debtors and only if the Trade Creditors that are, at all times, in compliance with the Trade Claim Election. The Reorganized Debtors and any newly formed entities that will be continuing the Debtors’ business after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth in this Plan including without limitation, this section 7.3.
7.4.	Releases by Holders of Claims and Interests. Except as otherwise specifically provided in this Plan on or after the Effective Date, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of any Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, a Restructuring Transaction, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of this Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of the Debtors, the Reorganized Debtors, or a Released Party that constitutes failure to perform the duty to act in good faith, with the care of an ordinarily prudent person and in a manner the Debtors, the Reorganized Debtors, or the Released Parties reasonably believe to be in the best interest of the Debtors (to the extent such duty is imposed by applicable non-bankruptcy law) where such failure to perform constitutes willful misconduct or gross negligence; provided, however, that this section 7.4 shall not release any Released Party from any Cause of Action held by a Governmental Unit existing as of the Effective Date based on (i) the IRC or other domestic state, city, or municipal tax code; (ii) the environmental laws of the United States or any domestic state, city or municipality; (iii) any criminal laws of the United States or any domestic state, city or municipality; (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city or municipality; (v) the ERISA; or (vi) the Michigan Gaming Control and Revenue Act, MCL 432.201, et seq., as amended, or the regulations promulgated thereunder.
7.5.	Exculpation. Except as otherwise provided in this Plan, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from, any Claim, obligation, cause of action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, members, managers, partners, officers, employees, advisors, and attorneys) have, and on the Confirmation Date shall be deemed to have, participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions made pursuant to this Plan, and therefore are not, and on account of such distributions, shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.
7.6.	Injunction. Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date, all Persons that have held, currently hold, or may hold Claims or Interests that have been discharged or terminated pursuant to the terms of this Plan, including, without limitation, this Article VII, are permanently enjoined from taking any of the following actions against any of the Debtors, the

Reorganized Debtors, or their property on account of any such discharged Claims, debts, liabilities, or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtors; and (v) commencing or continuing any action in any manner, in any place that does not comply, or is consistent, with the provisions of this Plan.
7.7.	Protections against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or other Persons with whom such Reorganized Debtors have been associated, solely because one or more of the Debtors has been a Debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
7.8.	Setoffs. Except as otherwise expressly provided for in this Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed by the Holder of a Claim, may setoff against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim (before any distribution is made on account such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to this Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to this Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right, or Cause of Action of the Debtors or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

7.9.	Recoupment. In no event shall any Holder of a Claim or Interest be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtor, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

7.10.	Release of Liens. Except as otherwise provided in this Plan or in any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Articles III and VIII of this Plan, or with respect to the Pre-petition Lenders, the payment in full of the Claims of the Pre-petition Lenders, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

7.11.	Document Retention. On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

7.12.	Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of a Person pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as longer contingent.

7.13.	Exclusions and Limitations on Exculpation and Releases. Notwithstanding anything in this Plan to the contrary, no provision of this Plan or the Confirmation Order, including, without limitation, any exculpation or release provision, shall modify, release, or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.

ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTION
8.1.	Distributions on Claims Allowed as of the Effective Date. Except as otherwise provided for herein, as agreed by the relevant parties, or ordered by the Bankruptcy Court, distributions on account of Claims Allowed on or before the Effective Date under this Plan shall be made on the Distribution Date; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

8.2.	No Interest On Disputed Claims. Unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

8.3.	Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan. The Debtors and the Reorganized Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. As a condition to serving as a Disbursing Agent, a Disbursing Agent must: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required hereunder; and (c) waive any right or ability to setoff, deduct from, or assert any Lien or encumbrance against the distributions required hereunder that are to be distributed by such Disbursing Agent. The Reorganized Debtors shall reimburse any Disbursing Agent for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under this Plan to Holders of Allowed Claims or Allowed Interests, without the need for the Filing of an application with, or approval by, the Bankruptcy Court. The Disbursing Agent shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Disbursing Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Disbursing Agent, the reviewing parties shall report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the

Disbursing Agent’s (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.
8.4.	Surrender of Securities or Instruments. On or before the Distribution Date, or as soon as practical thereafter, each Holder of an Instrument shall surrender such Instrument to the Disbursing Agent, and such Instrument shall be cancelled (automatically on the Effective Date and without regard to surrender) solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such Instruments; provided, however, that this section 8.4 shall not apply to any Claims Reinstated pursuant to the terms of this Plan. In the event an Instrument has been lost, stolen, destroyed, or is otherwise unavailable, the Holder of a Claim shall, in lieu of surrendering the Instrument, execute an affidavit of loss setting forth the unavailability of the Instrument and provide indemnity reasonably satisfactory to Disbursing Agent to hold the Disbursing Agent harmless from any liabilities, damages, and costs incurred in treating the Holder as a Holder of an Allowed Claim or Allowed Interest. The acceptance of the affidavit of loss and indemnity by the Disbursing Agent shall be deemed, for all purposes pursuant to this Plan, to be a surrender of such Instrument. No distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Instrument is received by the Disbursing Agent or the unavailability of such Instrument is reasonably established to the satisfaction of the Disbursing Agent. Any Holder who fails to surrender or cause to be surrendered such Instrument, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent prior to the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Instrument and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

8.5.	Delivery of Distributions in General. Except as otherwise provided in this Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Allowed Interests shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim Filed by such Holders of Claims or Interests (or at the last known addresses of such Holders of Claims or Interests if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address, or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Except as set forth herein, distributions under this Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in this Plan. The

Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under this Plan except for gross negligence or willful misconduct.
8.6.	Compliance with Tax Requirements and Allocations. In connection with this Plan, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances

8.7.	Distributions for Tax Purposes. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

8.8.	Undeliverable Distributions. If any distribution to a Holder of a Claim or Interest is returned as undeliverable, no further distributions to such Holder of such Claim or Interest shall be made unless and until the Disbursing Agent is notified of the then-current address of such Holder of the Claim or Interest, at which time all missed distributions shall be made to such Holder of the Claim or Interest without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. No later than ninety (90) days after the first Distribution Date, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Debtors’ Chapter 11 Cases stay open. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or Allowed Interest. All claims for undeliverable distributions must be made on or before the later to occur of (i) the first anniversary of the Effective Date or (ii) six months after such Holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest, after which date all such Allowed Claims or Allowed Interests shall be deemed unclaimed property under section 317(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors free of any restrictions thereon and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding federal or state escheat laws to the contrary.

8.9.	Procedures for Treating and Resolving Disputed and Contingent Claims.
8.9.1.	Payments and Distributions on Disputed Claims. Except as otherwise provided in this Plan, ordered by the Bankruptcy Court, or as agreed to by the relevant parties, distributions under this Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on a Distribution Date or the first Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim or Allowed Interest; provided, however, that Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

8.9.2.	No Distributions Pending Allowance. Notwithstanding any provision otherwise in this Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Person that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed. All distributions made pursuant to this Plan on account of an Allowed Claim or Allowed Interest shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest on the dates distributions were previously made to Holders of Allowed Claims or Allowed Interests included in the applicable Class.

8.9.3.	Distribution Reserve. On the Effective Date, the Reorganized Debtors shall establish one or more Distribution Reserves for the purpose of effectuating distributions to Holders of Disputed Claims or Disputed Interests pending the allowance or disallowance of such Claims or Interests in accordance with this Plan.

8.9.4.	Estimation of Claims for Distribution Reserve. The amount of New Equity or Cash withheld as a part of each Distribution Reserve for the benefit of a Holder of a Disputed Claim shall be equal to the lesser of the following: (a) (i) if no estimation is made by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Court hereof, the number of units of New Equity or amount of Cash necessary to satisfy the distributions required to be made pursuant to this Plan based on the asserted amount of the Disputed Claim or, if the Claim is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code as of the Distribution Record Date, the amount that the Reorganized Debtors elect in their sole discretion to withhold on account of such Claim in the Distribution Reserve; or (ii) the number of units of New Equity or amount of Cash necessary to satisfy the distributions required to be made pursuant to this Plan for such Disputed Claim based on an amount as estimated by and set forth in a Final Order for purposes of allowance and distributions; and (b) the number of units of New Equity or Cash necessary to satisfy the distributions required to be made pursuant to this Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized Debtors. As Disputed Claims are Allowed, the Disbursing Agent shall distribute, in accordance with the terms of this Plan, the appropriate New Equity or Cash, as applicable, to Holders of Allowed Claims or Allowed Interests, and the appropriate Distribution Reserve shall be adjusted accordingly.

8.9.5.	No Recourse to Debtors or Reorganized Debtors. Any Disputed Claim or Disputed Interest that ultimately becomes an Allowed Claim or Allowed Interest, as the case may be, shall be entitled to receive its applicable distribution under this Plan solely from the Distribution Reserve established on account of such Disputed Claim or Disputed Interest. In no event shall any Holder of a Disputed Claim or Disputed Interest have any recourse with respect to distributions made, or to be made, under this Plan to Holders of such Claims or Interests to any Debtor or Reorganized Debtor on account of such Disputed Claim or Disputed Interest, regardless of whether such Disputed Claim or Disputed Interest shall ultimately become an Allowed Claim or Allowed Interest, as the case may be, or regardless of whether sufficient Cash, New Equity, or other property remains available for distribution in the applicable Distribution Reserve established on account of such Disputed Claim or Disputed Interest at the time such Claim or Interest becomes entitled to receive a distribution under this Plan.

8.9.6.	Tax Reporting Matters. Subject to definitive guidance from the Internal Revenue Service or an applicable court to the contrary (including the receipt by the Reorganized Debtors of a private letter ruling or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the Reorganized Debtors), the Reorganized Debtors shall treat each Distribution Reserve as a single trust, consisting of separate and independent assets to be established with respect to each Disputed Claim, in accordance with the trust provisions of the IRC, and, to the extent permitted by law, shall report consistently with the foregoing for federal, state, and local tax purposes. All Holders of Claims shall report, for federal, state, and local tax purposes, consistently with the foregoing.

8.10.	De Minimis Distributions. Neither the Disbursing Agent, the Reorganized Debtor, nor any Debtor shall have any obligation to make a distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Distribution Date in question is or has a value less than $10,000; provided that the Debtors shall make a distribution on a Distribution Date of less than $10,000 if the Debtors expect that such Distribution Date shall be the final Distribution Date or (ii) the amount to be distributed to the specific Holder of the Allowed Claim or Allowed Interest on the particular Distribution Date does not both (x) constitute a final distribution to such Holder and (y) has a value less than $100.

8.11.	Fractional Payments. Notwithstanding any other provision of this Plan to the contrary, payments of fractions of dollars or units shall not be required. Payment of fractions of dollars or units that would otherwise be distributed under this Plan shall be rounded to the nearest whole number of units or dollars, as applicable, in accordance with the following method: (a) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number of dollars or units; and (b) fractions of one-half (1/2) or less shall be rounded to the next lower whole number of dollars or units.

8.12.	Failure to Present Checks. Checks issued by a Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within 120 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 120 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Debtors’ Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 180 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and expunged and be discharged and forever barred, estopped, and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

8.13.	Manner of Payment Pursuant to this Plan. Any payment in Cash to be made pursuant to this Plan shall be made at the election of the Reorganized Debtors, any Debtor, or the Disbursing Agent, as applicable, by check or by wire transfer.
ARTICLE IX
MODIFICATION OF THIS PLAN
9.1	Modification of Plan. Except as otherwise provided in this Plan, the Plan Proponents may, from time to time, propose amendments or modifications to this Plan prior to the Confirmation Date, without leave of the Bankruptcy Court. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modification set forth in this Plan, the Plan Proponents expressly reserve their rights to revoke or withdraw, or to alter, amend or modify materially this Plan with respect one or more Debtors, one or more times, after the Confirmation Date. After the Confirmation Date, the Reorganized Debtors may, with leave of the Bankruptcy Court, and upon notice and opportunity for hearing to the affected Creditor(s) and the Notice Parties only, remedy any defect or omission, reconcile any inconsistencies in this Plan or in the Confirmation Order, or otherwise modify this Plan.

9.2	Effect of Confirmation on Modifications. Entry of a Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

9.3	Revocation or Withdrawal of the Plan. The Plan Proponents reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent chapter 11 plans. If the Plan Proponents revoke or withdraw this Plan, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption, assignment, or rejection of executory contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action; (ii) prejudice in any manner the right of such Debtors or any other Person; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtors or any other Person. In the event that one or more, but less than all, of the Plan Proponents seeks to revoke or withdraw this Plan, nothing herein prevents any Plan Proponent from continuing to seek Confirmation of this Plan or from filing and seeking Confirmation of any alternative or competing Plan.
ARTICLE X
JURISDICTION OF THE BANKRUPTCY COURT
10.1	Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and subject to the MGCB retaining exclusive jurisdiction to determine all regulatory matters arising under the Michigan Gaming Act, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including without limitation, jurisdiction to:
10.1.1	Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

10.1.2	Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;

10.1.3	Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any executory contract or unexpired lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article XI, any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

10.1.4	Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

10.1.5	Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving any Debtor that may be pending on the Effective Date;

10.1.6	Adjudicate, decide, or resolve any and all matters related to any Causes of Action;

10.1.7	Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

10.1.8	Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with this Plan or the Disclosure Statement;

10.1.9	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.1.10	Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or any Person’s obligations incurred in connection with this Plan;

10.1.11	Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of this Plan;

10.1.12	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

10.1.13	Resolve any and all cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by a Holder of a Claim for amounts not timely repaid;

10.1.14	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

10.1.15	Adjudicate any and all disputes arising from or relating to payments or distributions under this Plan;

10.1.16	Consider any and all modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Final Order, including the Confirmation Order;

10.1.17	Hear and determine requests for the payment or distribution on account of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

10.1.18	Hear and determine any and all disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

10.1.19	Hear and determine any and all disputes arising under sections 525 or 543 of the Bankruptcy Code;

10.1.20	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code with any tax incurred or alleged to be incurred by any Debtor or Reorganized Debtor as a result of Consummation of the Plan being considered to be incurred or alleged to be incurred during the administration of these Chapter 11 cases for purposes of Section 505(b) of the Bankruptcy Code with the exception of Casino or the Reorganized Casino’s request for the tax rollback, pursuant to MCLA 432.212;

10.1.21	Hear and determine any and all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

10.1.22	Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan or the Disclosure Statement;

10.1.23	Enforce any orders previously entered by the Bankruptcy Court;

10.1.24	Hear any and all other matters not inconsistent with the Bankruptcy Code; and

10.1.25	Enter an order or Final Decree concluding or closing the Chapter 11 Cases.

ARTICLE XI
TITLE TO PROPERTY
11.1.	Revesting of Assets. Except as otherwise explicitly provided for in this Plan, on the Effective Date, all property comprising assets of the Estates of the Reorganizing Debtors (including Retained Actions, but excluding property that has been abandoned or settled pursuant to an order of the Bankruptcy Court) shall vest in Reorganized Casino, Reorganized Builders, Reorganized Realty, or Reorganized Holdings, as applicable, free and clear of all Claims, Liens, charges, encumbrances, right, and Interests of Creditors and equity security Holders. All property compromising assets of the Estates of the Non-reorganizing Debtors (other than Retained Actions) shall vest in Reorganized Casino. All Retained Actions of the Non-reorganizing Debtors shall vest in Reorganized Holdings. As of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.
ARTICLE XII
UNITED STATES TRUSTEE FEES & REGULATORY COMPLIANCE
12.1	Payment of U.S. Trustee Fees. The Reorganized Debtors shall pay to the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) and shall provide the United States Trustee with an appropriate affidavit indicating the Cash disbursements for the relevant period until such time as the Chapter 11 Cases are administratively closed.

12.2	MGCB Supervision. Pursuant to the Michigan Gaming Control and Revenue Act, MCL 432.201 et seq., the MGCB shall have continuing regulatory authority over any Debtor, the Reorganized Debtor, and their successors and assigns.

ARTICLE XIII
EXECUTORY CONTRACTS
13.1	Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases as to which any Debtor is a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) shall have been previously rejected by the Debtors by Final Order of the Bankruptcy Court; (ii) shall be the subject of a motion to reject or assume such contract or lease pending on the Effective Date; (iii) shall have expired or terminated on or prior to the Effective Date (and not otherwise extended) pursuant to their own terms; (iv) are listed on the schedule of rejected executory contracts and unexpired leases attached hereto as Exhibit 13.1, provided, however, that the Debtors reserve their right, at any time prior to the Effective Date, to amend Exhibit 13.1 to delete therefrom or add thereto an executory contract or unexpired lease with notice to the affected Creditor only; or (v) are otherwise rejected pursuant to the terms of this Plan; provided, however, that any collective bargaining agreement to which the Debtors are a party may only be rejected in accordance with section 1113 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each executory contract or unexpired lease assumed pursuant to this section 13.1 shall vest in, and be fully enforceable by, the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing or providing for its assumption, or applicable federal law. The Debtors reserve the right to file a motion on or before the Effective Date to assume or reject any executory contract or unexpired lease.

13.2	Modifications and Rights Related to Unexpired Leases and Executory Contracts. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real or personal property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases, appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, uses, or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of this Plan. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming any unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code. Modifications, amendments, supplements, and restatements to executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the pre-petition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claim that may arise in connection therewith.

13.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to the assumption, the Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors or the Reorganized Debtors shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors or the Reorganized Debtors. Upon reasonable request, the Notice Parties shall be provided access to information regarding the Debtors’ or the Reorganized Debtors’ proposed Cure payments.

13.4	Claims Based on Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, each executory contract and unexpired lease listed on Exhibit 13.1 to this Plan shall be rejected pursuant to section 365 of the Bankruptcy Code but only to the extent that any such contract is an executory contract or unexpired lease. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described above, pursuant to section 365 of the Bankruptcy Code, as of the earlier of the Confirmation Date or (ii) the date that the affected Creditor party to such lease or executory contract is provided written notice of such rejection. All Allowed Claims arising from the rejection of unexpired leases and executory contracts shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of this Plan.

13.5	Rejection Damages Bar Date. If the rejection by a Debtor, pursuant to this Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is Filed with the Claims Agent and served upon counsel to the Debtors or Reorganized Debtors within thirty (30) days after the later of (a) the Effective Date or (b) notice that the executory contract or unexpired lease has been rejected, unless otherwise ordered by the Bankruptcy Court. Any Proofs of Claim arising from the rejection of the Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against the Reorganized Debtor or further notice to or action, order, or approval of the Bankruptcy Court or other Person, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

13.6	Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease in this Plan, Exhibit 13.1, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
14.1	Immediate Binding Effect. Subject to Article VI and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether any such Holders of Claims or Interests failed to vote to accept or reject this Plan, voted to accept or reject this Plan, or is deemed to accept or reject this Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan or herein, each Person acquiring property under this Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

14.2	Additional Documents. On or before the Effective Date, the Plan Proponents may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

14.3	Reservation of Rights. Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Plan Proponent with respect to this Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Plan Proponent with respect to the Holders of Claims or Interests prior to the Effective Date.

14.4	Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of such Person.

14.5	Service of Documents.
14.5.1	After the Effective Date, any pleading, notice, or other document required by this Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be sent by overnight mail, postage prepaid to:
555 E. Lafayette
Detroit, MI 48226
Attn: Chief Executive Officer
with a copy to:
Schafer and Weiner, PLLC
40950 Woodward Ave., Ste. 100
Bloomfield Hills, MI 48304
Attn: Daniel Weiner, Esq.
Michael E. Baum, Esq.
          14.5.2. After the Effective Date, the Reorganized Debtors have authority to send a notice to Persons that continue to receive documents pursuant to Bankruptcy Rule 2002, that each such Person must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have Filed such renewed requests.
14.6	Entire Agreement. Except as otherwise indicated, this Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

14.7	Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) unless otherwise specifically stated, the laws of the State of Michigan, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

14.8	Nonseverability of Plan Provisions. If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.
14.9	Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of any of the Chapter 11 Cases, File with the Bankruptcy Court, all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close their Chapter 11 Cases.

14.10	Waiver or Estoppel. Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors, the Stipulating Parties, or their counsel, or any other Person, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

14.11	Conflicts and Interpretation of Plan. Except as set forth in this Plan, to the extent that any provision of the Disclosure Statement, or any other order (other than the Confirmation Order) referenced in this Plan (or any Exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of this Plan, this Plan shall govern and control.

14.12	Termination of Liens and Encumbrances. Any of the Debtors, the Reorganized Debtors, and all parties in interest, including without limitation any Creditor, shall be required to execute any document reasonably requested by the other to memorialize and effectuate the terms and conditions of this Plan. This shall include without limitation any execution by any of the Debtors or the Reorganized Debtors of Uniform Commercial Code financing statements and the execution by Creditors of any Uniform Commercial Code termination and mortgage releases and termination. The Reorganized Debtors are expressly authorized to file any termination statement to release a Lien which is either discharged or satisfied as a result of this Plan or any payments made in accordance with this Plan.

14.13	Limitations on Operations. When the Debtors or the Reorganized Debtors have made all payments and distributions required under this Plan, all restrictions, negative covenants, and other limitations on the Reorganized Debtors’ operations provided herein or in the Confirmation Order shall terminate.

14.14	Causes of Action; Standing. Except as otherwise provided in this Plan, the Reorganized Debtors shall have the right to commence, continue, amend or compromise all Causes of Action available to any Debtor, the Estate or the debtors in possession, including without limitation all Avoidance Claims whether or not those Causes of Action or Avoidance Claims were the subject of a suit as of the Confirmation Date.
SIGNATURES ON FOLLOWING PAGE

MONROE PARTNERS, L.L.C., as a debtor and debtor-in-possession

By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

KEWADIN GREEKTOWN CASINO, L.L.C., as a debtor and debtor-in-possession

By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

GREEKTOWN HOLDINGS, L.L.C., as a debtor and debtor-in-possession
By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

GREEKTOWN HOLDINGS II, INC., as a debtor and debtor-in-possession
By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

GREEKTOWN CASINO, L.L.C., as a debtor and debtor-in-possession

By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

TRAPPERS GC PARTNER, L.L.C., as a debtor and debtor-in-possession By: GREEKTOWN CASINO, L.L.C. Its: Sole Member
By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

CONTRACT BUILDERS CORPORATION, as a debtor and debtor-in-possession
By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

REALTY EQUITY COMPANY, INC., as a debtor and debtor-in-possession
By:	/s/ Cliff Vallier
	Name:	Cliff Vallier
	Title:	Authorized Officer

MERRILL LYNCH CAPTITAL CORPORATION, as Administrative Agent for the Pre-petition Lenders and the DIP Lenders
By:	/s/ Michael O’Brien
	Name:	Michael O’Brien
	Title:	Authorized Officer

Prepared By:

/s/ Daniel J. Weiner	/s/ J. Robert Stoll

DANIEL J. WEINER (P32010)
MICHAEL E. BAUM (P29446)
RYAN D. HEILMAN (P63952)
JOHN STOCKDALE, JR. (P71561)
SCHAFER AND WEINER, PLLC
Attorneys for Debtors
40950 Woodward Ave., Ste. 100
Bloomfield Hills, MI 48304
(248) 540-3340
J. ROBERT STOLL
ANDREW D. SHAFFER
MAYER BROWN LLP
1675 Broadway
New York, New York 10019
Telephone: (212) 506-2500
Facsimile: (212) 262-1910

Co-Counsel for Merrill Lynch Capital Corporation, as Administrative Agent for the Pre-petition Lenders and the DIP Lenders

JONATHAN S. GREEN MILLER CANFIELD PADDOCK & STONE, P.L.C. 150 W. Jefferson, Suite 2500 Detroit, Michigan 48226 Telephone: (313) 963-6420 Facsimile: (313) 496-7500

Co-Counsel for Merrill Lynch Capital Corporation, as Administrative Agent for the Pre-petition Lenders and the DIP Lenders